Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE
FOR FURTHER INFORMATION CONTACT:
Investor Relations Contact: Tom Ryan/Raphael Gross 866-947-4663	Media Contact: Marcus Gamo/Aimee Grove 415-277-4925 ziprealty@allisonpr.com

ZipRealty Announces Fourth Quarter and Full-Year 2008 Results

Closed transactions were 4,335 in the fourth quarter, an increase of 42.8% from the year-earlier period

Revenue grew to $25.1 million in the fourth quarter, an 18.3% increase from the year-earlier period

Full year revenue of $107.5 million represented the 10th consecutive year of revenue growth

Year-end cash, cash equivalents and short-term investments totaled $49.4 million

EMERYVILLE, Calif. – March 12, 2009 - ZipRealty, Inc. (Nasdaq: ZIPR) today announced financial results for its fourth quarter and full-year ended December 31, 2008. For the fourth quarter, net revenues were $25.1 million, an 18.3% increase from the $21.2 million reported in the fourth quarter last year. The Company’s net loss for the period was $2.7 million, or $0.14 per share, compared to a net loss of $5.9 million, or $0.26 per share, in the year-ago period. The pro forma loss per share, excluding the effect of stock-based compensation and one-time items, was $0.18 for the fourth quarter of 2008 versus $0.22 loss per share for the same period a year ago.

Pat Lashinsky, President and CEO of ZipRealty, commented, “We were very pleased that, despite historic economic challenges in 2008, ZipRealty marked its tenth consecutive year of revenue growth. We credit our ongoing investments in technology and people, which have driven high customer satisfaction levels, market share gains and agent efficiency.” Lashinsky continued, “In the near term, we continue to be cautious about the overall residential real estate market, as various regions of the country are in different stages of rationalizing price and inventory. However, we remain excited about our market position and strategic momentum and believe we have significant opportunity to innovate and grow over the long term.”

Lashinsky concluded, “Throughout the current downturn, ZipRealty has maintained a strong liquidity position and an unwavering commitment to outstanding customer service. We believe that our focus on the real estate consumer and providing a great customer experience, supercharged by prudent investments in our technology, will position ZipRealty to prosper and profit from an eventual industry recovery.”

In 2008, net revenues increased for the tenth consecutive year to $107.5 million, a 3.5% increase from the $103.9 million reported in 2007. The Company’s net loss for the year was $13.3 million, or $0.64 per share, compared to a net loss of $14.9 million, or $0.66 per share, in the prior year. The pro forma loss per share was $0.52 for the year versus a $0.34 loss per share last year. The cash used in operating activities was $11.6 million in 2008 compared to $5.7 million in 2007.

The Company announced the following operating metrics for the fourth quarter of 2008:

•	The total value of real estate transactions closed increased to approximately $1.07 billion in the fourth quarter of 2008 versus $921 million in the same period in 2007.

•	The total number of transactions closed was 4,335, compared to 3,035 in the fourth quarter last year.

•	Average net transaction revenue per close decreased approximately 16.5% to $5,690 from $6,818 in the fourth quarter of 2007.

•	At December 31, 2008, there were 2,816 ZipAgents employed, up from 2,180 agents at the end of the fourth quarter of 2007.

The following operating metrics pertain to the full-year 2008 results:

•	The total value of real estate transactions closed increased to $4.64 billion from $4.62 billion in 2007.

•	The total number of transactions closed increased approximately 22.9% to 17,156 from 13,962 in the prior year.

•	Average net transaction revenue per close for the year was $6,145, compared to $7,241 in 2007.

Balance Sheet & Liquidity

As of December 31, 2008, the Company had approximately $49.4 million of cash, cash equivalents and short-term investments, with no long-term debt.

Use of Non-GAAP Financial Measures

To supplement its financial statements presented in accordance with Generally Accepted Accounting Principles (“GAAP”), ZipRealty uses a non-GAAP measure of net income (loss) it refers to as “pro forma net income (loss)” that excludes certain items including stock-based compensation, non-cash income taxes, and certain one-time items, if any. A reconciliation of this non-GAAP measure to GAAP is provided in the attached tables. These non-GAAP adjustments are provided to enhance the user’s overall understanding of ZipRealty’s current financial performance and its prospects for the future. ZipRealty believes these non-GAAP results provide useful information to both management and investors by excluding certain items it believes are not indicative of its core operating results and thus presents a more meaningful basis for comparison between periods. Further, this non-GAAP method involves key information management uses for planning and forecasting its future operations. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.

Outlook

In 2009, the Company plans to limit expansion to 1 to 2 new markets, including the previously announced entry into the Portland market in early 2009, as it focuses resources on optimizing the return on investment in all of its markets. Based on this plan and management’s current information, the Company anticipates the following:

•	Revenues for the full-year 2009 are expected to grow in the mid-single to low double digits over 2008 levels.

•	The Company expects the 2009 full-year GAAP net loss to be narrower than the 2008 net loss of $14.7 million excluding legal settlement.

Conference Call Details

A conference call to discuss fourth quarter and year-end financial results and the Company’s outlook for 2009 will be webcast live on Thursday, March 12, 2009 at 5:00 p.m. Eastern Time on the investor relations section of ZipRealty’s website, www.ziprealty.com. Listeners may also access the call by dialing 888-778-9052. A replay of the conference call will be available through March 19, 2009 by dialing 888-203-1112, password 4124376.

About ZipRealty, Inc.

ZipRealty is a full-service residential real estate brokerage firm. The Company utilizes its user-friendly website and employee real estate agents to provide homebuyers and sellers with high-quality service and value. ZipRealty’s website provides users with access to comprehensive local Multiple Listing Services home listings data, as well as other relevant market and neighborhood information. The Company’s proprietary business management system and technology platform help to reduce costs, allowing the Company to pass on significant savings to consumers as permitted by law. Founded in 1999, the company operates in 35 major markets in 21 states and the District of Columbia. For more information on ZipRealty, visit www.ziprealty.com or call 1-800-CALL-ZIP.

Cautionary Language

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including, without limitation, statements that we remain cautious about the overall residential real estate market and excited about our market position and strategic momentum, that we believe we have a significant opportunity to innovate and grow the business in the future, and that we are confident that maintaining strong liquidity, an unwavering commitment to customer service, and prudent investments in our people, technology and brand will position the company to prosper and profit as the market recovers. Forward-looking statements also include those appearing under the heading “Outlook,” including limiting expansion to 1 or 2 new markets, and certain ranges of revenue and narrowing of GAAP income (loss). The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The risks and uncertainties include but are not limited to our history of losses and expectation of future losses, volatility in the real estate market, macroeconomic challenges, including a loss of consumer confidence and high unemployment, a continuing decline in the residential real estate market, including an increase in sales of distressed properties and a decline in the number and/or sales prices of homes, changes in interest rates, the ability of home buyers to obtain mortgage financings on acceptable terms, the impact of tight credit on the housing market, the impact of federal and/or state efforts designed to bolster the housing and credit markets, the Company’s ability to hire, retain and train qualified agents and key personnel, the Company’s access to MLS listings and leads from third parties that it does not control, the newness and scalability of the Company’s business model, legal challenges to the Company’s compensation plans, including expense policies, under federal and state wage and hour laws, the Company’s ability to manage growth in terms of personnel, expansion into new markets, information and control systems and legal restrictions, the Company’s ability to comply with often complex federal and state laws and regulations concerning real estate brokerage, other core services such as insurance, internet content, privacy and other matters as well as rules of real estate industry organizations, competition, management transitions, use by Internet service providers and personal computer users of more restrictive email filters, seasonality, geographic concentration, and other risk factors set forth in the Company’s Form 10Q for its recently completed third quarter ended September 30, 2008. The forward-looking statements included in this release are made as of today’s date and, except as otherwise required by law, ZipRealty does not intend to update these forward-looking statements to reflect events or circumstances after the date hereof.

ZipRealty, Inc.

Consolidated Statements of Operations (unaudited)

(in thousands, except per share amounts and operating data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Net transaction revenues	$24,667	$20,694	$105,427	$101,100
Referral and other revenues	383	476	2,023	2,762

Net revenues	25,050	21,170	107,450	103,862

Operating expenses
Cost of revenues	15,293	12,589	62,702	58,613
Product development	2,191	1,991	8,678	7,320
Sales and marketing	9,676	9,950	40,571	38,256
General and administrative	3,045	3,627	12,789	15,409
Litigation (recovery), net	(1,980)	—	(1,355)	3,550

Total operating expenses	28,225	28,157	123,385	123,148

Loss from operations	(3,175)	(6,987)	(15,935)	(19,286)

Other income (expense), net
Interest income	457	1,072	2,518	4,401
Other income (expense), net	—	(1)	75	1

Total other income (expense), net	457	1,071	2,593	4,402

Loss before income taxes	(2,718)	(5,916)	(13,342)	(14,884)
Provision for income taxes	—	—	—	—

Net loss	$(2,718)	$(5,916)	$(13,342)	$(14,884)

Net loss per share:
Basic and diluted	$(0.14)	$(0.26)	$(0.64)	$(0.66)
Weighted average common shares outstanding:
Basic and diluted	20,049	23,194	20,917	22,586

Supplemental operating data (unaudited)
Number of ZipAgents at beginning of period	2,814	2,263	2,180	1,794
Number of ZipAgents at end of period	2,816	2,180	2,816	2,180
Total value of real estate transactions closed during period (in billions)	$1.07	$0.92	$4.64	$4.62
Number of transactions closed during period (1)	4,335	3,035	17,156	13,962
Average net revenue per transaction during period (2)	$5,690	$6,818	$6,145	$7,241

(1)	The term “transaction” refers to each representation of a buyer or seller in a real estate purchase or sale.
(2)	Average net revenue per transaction equals net transaction revenues divided by number of transactions with respect to each period.

Pro forma net income (loss) and pro forma net income (loss) per share

Pro forma net income (loss) and pro forma net income (loss) per share have been computed to give effect to excluding stock-based compensation expense, non-cash income taxes, and certain one-time items, if any. Management believes that pro forma net income (loss) for the three and twelve months ended December 31, 2008 and 2007 provides useful information to investors because it excludes the impact of items it believes are not indicative of its core operating results and thus presents a more consistent basis for comparison between periods.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
GAAP net loss as reported	$(2,718)	$(5,916)	$(13,342)	$(14,884)
Stock-based compensation	1,012	889	3,912	3,751
Non-cash income taxes	—	—	—	—
One-time item; litigation (recovery), net	(1,980)	—	(1,355)	3,550

Pro forma net loss	$(3,686)	$(5,027)	$(10,785)	$(7,583)

Pro forma net loss per share:
Basic and diluted	$(0.18)	$(0.22)	$(0.52)	$(0.34)
Pro forma weighted average common shares outstanding:
Basic and diluted	20,049	23,194	20,917	22,586

ZipRealty, Inc.

Consolidated Balance Sheets (unaudited)

(in thousands, except per share amounts)

	December 31, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$18,500	$7,818
Short-term investments	30,889	72,649
Accounts receivable, net of allowance	1,625	1,170
Prepaid expenses and other current assets	3,442	3,267

Total current assets	54,456	84,904
Restricted cash	130	90
Property and equipment, net	4,516	5,366
Intangible assets, net	89	119
Other assets	776	340

Total assets	$59,967	$90,819

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,169	$2,095
Accrued expenses and other current liabilities	6,706	10,495

Total current liabilities	8,875	12,590
Other long-term liabilities	441	503

Total liabilities	9,316	13,093

Stockholders’ equity:
Common stock: $0.001 par value; 23,709 and 23,651 shares issued and 20,273 and 23,641 shares outstanding, respectively	24	24
Additional paid-in capital	148,502	144,499
Common stock warrants	4	209
Deferred stock-based compensation	—	(3)
Accumulated other comprehensive income (loss)	(246)	188
Accumulated deficit	(80,483)	(67,141)
Treasury stock at cost: 3,436 and 10 shares, respectively	(17,150)	(50)

Total stockholders’ equity	50,651	77,726

Total liabilities and stockholders’ equity	$59,967	$90,819

ZipRealty, Inc.

Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Twelve Months Ended December 31,
	2008	2007
Cash flows from operating activities
Net loss	$(13,342)	$(14,884)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	2,786	2,828
Stock-based compensation expense	3,912	3,751
Provision for doubtful accounts	(3)	(1)
Amortization of short-term investment premium (discount)	(266)	(420)
Amortization of intangible assets	30	30
Loss on disposal of property and equipment	107	10
Equity in net loss of non-consolidated companies	—	4
Changes in operating assets and liabilities
Accounts receivable	(452)	612
Prepaid expenses and other current assets	(175)	(87)
Other assets	(436)	(122)
Accounts payable	74	(89)
Accrued expenses and other current liabilities	(3,789)	2,704
Other long-term liabilities	(62)	(10)

Net cash used in operating activities	(11,616)	(5,674)

Cash flows from investing activities
Restricted cash	(40)	—
Purchases of short-term investments	(12,859)	(48,830)
Proceeds from sale and maturity of short-term investments	54,451	57,179
Purchases of property and equipment	(1,980)	(4,048)
Investment in non-consolidated companies	—	13

Net cash provided by investing activities	39,572	4,314

Cash flows from financing activities
Proceeds from stock option exercises	21	203
Proceeds from common stock warrant exercises	—	450
Acquisition of treasury stock	(17,500)	(50)
Proceeds from reissue of treasury stock	205	—

Net cash provided by (used in) financing activities	(17,274)	603

Net increase (decrease) in cash and cash equivalents	10,682	(757)

Cash and cash equivalents at beginning of period	7,818	8,575

Cash and cash equivalents at end of period	$18,500	$7,818